Exhibit 99.1

Employee FAQ

1.	What was announced?

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Vocera and Stryker announced on January 6th that they have entered into a definitive merger agreement under which Stryker would acquire Vocera in an all-cash transaction with an enterprise valuation of approximately $3.1 billion (inclusive of convertible notes).

•	Under the terms of the agreement, subject to certain conditions, Stryker will purchase all outstanding shares of Vocera’s common stock for $79.25 per share in cash.

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The transaction has been unanimously approved by both companies’ boards of directors and is expected to be completed in the current quarter, subject to regulatory approvals and customary closing conditions.

2.	Why did Vocera accept Stryker’s proposal?

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After a careful consideration of all the options, including the continued execution of our standalone plan, we concluded that joining forces with Stryker represents a unique opportunity to accelerate our growth and increase our geographic reach and resources as we adapt to a changing market.

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As one of the world’s leading medical technology companies, Stryker has strong relationships within hospitals and health systems worldwide, which we can leverage to increase awareness for the value delivered with Clinical Communication and Collaboration (CC&C), and in turn, drive our own continued growth and success.

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Stryker’s suite of medical devices is complementary to our existing communication and software solutions and will provide additional opportunities to drive economic and clinical value for hospitals, caregivers, and patients.

3.	Who is Stryker? What is their mission and culture?

•	Stryker’s mission is, “Together with our customers, we are driven to make healthcare better.”

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Stryker is one of the world’s leading medical technology companies offering innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes.

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Working hand-in-hand with Stryker for a few years now on solution integration, we know Stryker shares our commitment to improving healthcare with an intense focus on safety, quality and innovative products and services.

4.	What does today’s news mean for employees?

•	This transaction may create new and exciting opportunities for employees as part of a larger, global organization.

•	Your talent will propel us forward as we continue to develop solutions that are insightful, empathetic and engaging.

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Importantly, we remain committed to our mission to simplify and improve the lives of healthcare professionals and patients, while enabling hospitals to enhance quality of care and operational efficiency.

5.	What changes should we expect? When will we know more?

•	The January 6th announcement is just the first step.

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Until the transaction closes, however, it is business as usual at both companies. While we can begin some initial planning, we must continue to operate independently as two separate companies. We will keep you informed and provide relevant updates as we are permitted during this interim period.

•	Following the transaction close, we will continue to be innovative and customer-focused while benefiting from the breadth and resources of a significantly larger organization.

•	As always, we encourage you to talk with your group VP if you have any questions.

6.	What does the Stryker offer in terms of benefits?

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Stryker, as a large global employer and a Fortune 100 Best Place to Work, offers a comprehensive and market competitive Total Rewards program including compensation, benefits, time off and wellness programs. More information will follow at the appropriate time.

•	Any changes to your benefits will be communicated directly to employees at the appropriate time following the closing of the transaction.

7.	Will my job/team/business unit/department change?

•	Today is just the first step in this journey and there is lots of exciting work ahead of us.

•	In the near term, there should be no impact on your daily life at Vocera. Until the transaction closes, it is business as usual at both companies.

•	We’ll be sure to keep you updated on the latest developments throughout the process as we are able.

8.	Will I keep my job? If so, for how long?

•	We believe this is a growth-oriented transaction that will create new and exciting opportunities for employees as part of a larger, global organization.

•	As we begin our initial planning for the go-forward company, we will keep you updated on any relevant developments as we are permitted.

9.	How does this affect recruitment for current open positions?

•	We don’t anticipate any changes to our current recruitment goals, and we plan to continue hiring and filling open positions.

10.	What will happen with my stock?

•	Upon completion of the transaction, all outstanding Vocera shares will be bought by Stryker for $79.25 per share, which represents a meaningful premium to Vocera’s historic stock price.

•	Upon a sale of the company, our stock plan allows for accelerated vesting of all unvested options, RSUs and performance stock units for all employees.

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This means that immediately prior to the closing of the merger, all unvested options and RSUs will become fully vested. At closing, each award will be cancelled and converted into the right to receive an amount in cash equal to $79.25 per share (or, in the case of stock options, the difference between $79.25 and the applicable per share exercise price), without interest and less any applicable tax withholding.

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Immediately prior to the closing of the merger, the achievement of any performance stock units that are unvested and outstanding for which the performance period has not been completed will be calculated pursuant to the terms of the applicable performance stock unit agreements, by using $79.25 as our share price to measure the applicable total shareholder return-based metric, and any such achieved performance stock units will then become fully vested, canceled and converted into the right to receive an amount in cash equal to $79.25 per share.

11.	What does stock award acceleration mean to me?

•	Our stock plan allows for all unvested options and RSUs to accelerate their vesting upon a sale of the company for all employees.

•	All Vocera shares and RSUs will be cashed out at a value of $79.25 per share.

•	Any unvested Vocera stock options will be cashed out at a value of $79.25 per share, less the applicable per share exercise price.

12.	Will we still be moving into the Orchard Parkway office?

•	Yes, we are still moving into the Orchard Parkway office as planned.

13.	What does this mean for our customers?

•	Both Vocera and Stryker have a deep customer focus.

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The combined business will allow us to better serve our customers as we accelerate our growth, increase our reach and resources and diversify our product portfolio as part of a larger, global organization.

14.	What is the customer communication plan?

•	We reached out to all customers via email following the announcement and many of our senior customer-facing leads are calling our customers directly to share the news and answer any questions.

15.	How do I get updates on the sale process?

•	We will continue to keep you informed throughout the process as we are permitted by posting updated materials, including this FAQ, to The Voice.

•	In the meantime, please contact your group VP for any additional questions regarding the transaction.

16.	Where can I find more information?

•	We will keep you informed and provide relevant updates as we are permitted. However, we have also established a dedicated page covering this transaction on The Voice.

•	As always, we encourage you to talk with your group VP if you have any questions.

17.	Is there a chance this won’t happen?

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It is important to remember that this news is just the first step in the process. The transaction is subject to regulatory approvals and customary closing conditions. We expect it to be completed in the current quarter.

•	Until the transaction closes, it is business as usual at both companies. While we can begin some initial planning, we must continue to operate independently as two separate companies.

18.	Can I talk about this with my friends and family?

•	We encourage you to direct friends and family to read the announcement press release should they be interested in the news.

•	That said, the Securities and Exchange Commission has strict rules about employees communicating about this acquisition.

•	You should not discuss or respond to discussions on social media regarding the transaction in any manner.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the acquisition of Vocera by Stryker. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Vocera has based these forward-looking statements on current expectations and projections about future events and trends that it believes may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Vocera, but there can be no guarantee that such expectations and projections will prove accurate in the future.

Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Vocera’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Vocera’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, customers, suppliers and other business partners; and the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability. Moreover, Vocera operates in a very competitive and rapidly changing environment, and new risks emerge from time to time. Forward-looking statements are also subject to risks and uncertainties pertaining to the business of Vocera, including those set forth in the “Risk Factors” section of Vocera’s Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be set forth in Vocera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which is on file with the SEC and available at www.sec.gov. In addition to the risks described above and in Vocera’s other filings with the SEC, other unknown or unpredictable factors could also affect Vocera’s results. The information contained in this communication is provided only as of the date hereof, and Vocera undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Vocera Communications, Inc. (“Vocera”) referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Vocera or any other securities. At the time the tender offer is commenced, Stryker Corporation (“Stryker”) will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and Vocera will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. VOCERA SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), AND THE SOLICITATION/RECOMMENDATION STATEMENT WHEN SUCH DOCUMENTS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Vocera stockholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement and other filed documents for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stryker will be available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at preston.wells@stryker.com. Copies of the documents filed with the SEC by Vocera will be available free of charge on Vocera’s website, investors.vocera.com, or by contacting Vocera’s investor relations department at sdooley@vocera.com. In addition, Vocera stockholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement.